Exhibit 99.1

PEABODY ENERGY
News Release
CONTACT: Vic Svec (314) 342-7768
FOR IMMEDIATE RELEASE
October 10, 2007
PEABODY ENERGY’S BOARD OF DIRECTORS
APPROVES SPIN-OFF OF PATRIOT COAL CORPORATION
ST. LOUIS, Oct. 10 — Peabody Energy (NYSE: BTU) today announced that its board of directors has approved a spin-off of coal assets and operations in West Virginia and Kentucky to BTU shareholders. The spin-off will be accomplished through a special dividend of all outstanding shares of Patriot Coal Corporation, which would then be an independent public company traded on the New York Stock Exchange under the ticker symbol PCX.
     Distribution of Patriot stock to Peabody Energy shareholders is expected to occur on October 31, at a ratio of one share of Patriot Coal stock for every 10 shares of Peabody held. Those holding Peabody shares up to the market close on the distribution date will be entitled to receive the Patriot distribution.* The record date is October 22, and “when issued” trading is expected to begin several days prior to the record date. Refer to PeabodyEnergy.com for more details regarding the distribution.
     The planned distribution has received a favorable tax-free ruling from the Internal Revenue Service. The distribution is conditioned upon Patriot’s registration statement on Form 10 being declared effective by the Securities and Exchange Commission along with other conditions outlined in the information statement filed with the SEC.
     “We believe this spin-off unlocks long-term value for shareholders, who will retain ownership in the world’s largest coal company and obtain ownership in a leading Eastern U.S. producer with a major metallurgical and steam coal position,” said Peabody Chairman and Chief Executive Officer Gregory H. Boyce. “With this spin-off, both companies are able to pursue their distinct growth plans and business focus. Peabody continues the planned transformation of our earnings base as we expand our global operating platform, increase our presence in the Western United States and Illinois Basin, accelerate our worldwide trading activities and participate in Btu Conversion.”
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PEABODY BOARD APPROVES PATRIOT SPIN-OFF — PAGE 2
     Two existing Peabody board members — Irl F. Engelhardt and Bobby R. Brown — will move to Patriot, joining five others that Patriot has named.
     Peabody also announced today that it intends to issue its earnings release for the quarter ended September 30, 2007 on November 6, 2007, following the completion of the spin-off.
     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2006 sales of 248 million tons of coal and $5.3 billion in revenues. Its coal products fuel approximately 10 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity.
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* Any holder of Peabody Energy common stock who sells shares of Peabody (NYSE: BTU) in the “regular way” market on or before the distribution date may be selling the entitlement to receive shares of Patriot Coal common stock in the spin-off. Holders of Peabody common stock are encouraged to consult with their financial advisors regarding the specific implications of selling Peabody common stock on or before the distribution date.
Use of the words “Peabody,” “the company” and “our” relate to Peabody, our subsidiaries and our majority-owned affiliates.
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: the outcome of our evaluation of strategic alternatives for our West Virginia and Kentucky subsidiaries; the outcome of commercial negotiations involving sales contracts or other transactions; customer performance and credit risk; supplier performance, and the availability and cost of key equipment and commodities; availability and costs of transportation; geologic, equipment and operational risks associated with mining; our ability to replace coal reserves; labor availability and relations; the effects of mergers, acquisitions and divestitures; legislative and regulatory developments; the outcome of pending or future litigation; coal and power market conditions; weather patterns affecting energy demand; availability and costs of competing energy resources; worldwide economic and political conditions; global currency exchange and interest rate fluctuation; wars and acts of terrorism or sabotage; political risks, including expropriation; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission.